Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nuverra Environmental Solutions, Inc. (formerly Heckmann Corporation) (the “Company”) of our reports dated March 5, 2012 and April 13, 2010, relating to our audits of the consolidated financial statements of TFI Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2011, 2010 and 2009 which appear in the Current Report of the Company on Form 8-K filed March 22, 2012.

/s/ McGladrey LLP

Phoenix, Arizona
August 16, 2013